EXHIBIT 99.1

TO: SPARTA Employees and Stockholders FROM: Bob Sepucha SUBJECT: First Quarter 2005 Report and Stock Price Evaluation	DATE: Apr. 21, 2005

Stock Pricing Results

The two tables attached at the back of this memo present, respectively, a summary of operating results for the quarter and the past 12 months compared to the same periods one year ago, and the calculation of the resultant stock price to be effective after April 21, 2005. The operating results are discussed in later paragraphs. The new stock price, as shown in the second attached table, is $40.87 per share, an increase of $3.97 (11%) per share compared to $36.90 per share as of January 21, 2005 and an increase of $10.55 per share (35%) since April 21, 2004.

Equity continued to grow in the second quarter and as a result the equity/share term contributed $0.53 to share price growth. Similarly, a very strong increase in earnings contributed $1.08 to stock price growth from the earning/share term. Projected profits from the contract backlog increased substantially during the quarter. As a result, the growth term increased $2.36 per share, the largest single-quarter increase in at least ten years.

Quarterly Stock Trade

Strong earnings and continued significant stock-option exercises by our employees will be offset somewhat by the retirement of several stockholders in the first quarter. As a result, we anticipate liquidity in the vicinity of $2,800K for quarterly pro rata repurchases on the May 21 trade date. This is approximately the same as on the February 2005 trade date when only $2,810K of the $3,320K available was actually needed for pro rata repurchases.

The deadline for the May 21 trade date is Monday, May 23 since May 21 falls on a Saturday. Stockholders wishing to offer stock for repurchase should send in a stock transaction request form to Diane Lavoie in the CBO at least a few days prior to May 23, offering up to $3,964 in stock (97 shares) along with signed stock certificates for the amount offered. (Shares acquired less than 6 months prior to the stock trade date, i.e. after November 21, 2004, may not be offered. This includes shares acquired by exercising options, from year-end bonuses, profit sharing and 401(k) contributions, and Rabbi Trust grants.) Offerers wishing to sell in excess of $4,000 in stock should submit at the same time a second stock transaction request for the amount they desire to sell in excess of $4,000. However, stock certificates associated with this second transaction request should not be included, since the actual amount any offerer will be permitted to sell is subject to pro rata allocation in proportion to the stockholdings of the offerers. Sellers will be notified shortly after May 23 of the results of the pro rata allocation, and will be asked to provide signed stock certificates after notification. Proceeds from the pro rata sale will be forwarded to the sellers in early July, approximately six weeks after the trade date. Repurchase requests received after May 23 will not be honored regardless of the reason for late arrival, so send them early. Diane Lavoie will fax a list of offers received as of May 16 to each of the Operations as confirmation of receipt of offers as of that date (a benefit of sending in your offer early).

No transaction will be processed unless the original signed stock transaction request is received by Diane Lavoie in the CBO by the May 23 deadline. Forms that are emailed or faxed will not be accepted. For the $4,000 repurchase requests, the stock certificate must accompany the original stock transaction request. For repurchase requests in excess of $4,000, the second original transaction request must also be received by the deadline but, as described above, the stock certificates should not be provided until the sellers are notified of the pro rata allocation.

New Contracts

In the first quarter of 2005, we had five significant competitive contract/task-order wins, five significant sole-source contract add-ons or extensions, and two significant competitive contract/task-order losses. In the Missile Defense Sector, TASO won a competitive contract from U.S. Army Aviation Missile Research, Development and Engineering Center for the Science and Technology Enterprise Management System. This is a $1M, two-year contract. ASTO won two sole-source contract extensions for the Ballistic Missile Defense System Scientific Engineering and Technical Assistance (SETA) program with the Missile Defense Agency (MDA). One was for $12.8M over six months for the MDA Systems Engineering Office. The other was an increase of $3.2M over three months for the MDA Battle Control Office. In addition, in January, SASO was notified that MDA had exercised a contract option for the Force Structure Integration and Deployment program. This option has a value of $12.9M over a period of one year.

In the National Systems Security Sector, MSO and ACTO won a competitive contract from the Office of Naval Intelligence for their Command, Control, Communications and Computers Intelligence Surveillance, Reconnaissance and Information Operations program. This contract has a value of $18M over a period of five years. ISSO won a competitive contract from the U.S. Air Force for their Telemetry, Tracking and Control Information Assurance program. This contract has a value of $2.6M over a period of one year. As a subcontractor to Harris Corporation, ISSO won a competitive contract for the National Security Agency’s Rebuilding Analysis Development and Integration program. This subcontract has a value of $1M over an 18-month period. ISSO also won a sole-source add-on for the National Security Agency’s K-30 Family Replacement System Engineering and Simulator Development Support program. The value of this add-on is $1.2M over four years. MSO won a sole-source add-on for the Army Space and Missile Defense Command’s Laser Neutralization Systems Hunter-Killer Assessment Support program. This program is to prepare our ZEUS system for deployment and to provide maintenance support in the theater. This contract add-on has a value of $1.3M over a period of six months.

In support to the Boeing-SAIC LSI team for the Army’s Future Combat Systems (FCS), SPARTA won a competitive $4.9M task order for six months to initiate the building of an End-To-End Simulation Model for the FCS Network. This work is currently supported by six Operations (SMDO, DPO, TASO, DSTO, ASTO, and ISSO). This simulation project is expected to continue into the next government fiscal year.

In the Missile Defense Systems Sector, SASO, as a subcontractor to APARIQ, Inc., lost a competitive contract for the Defense Advanced Research Project Agency’s Automated Attack Center Demonstration program. This was a $2.9M contract over a period of four years.

In the Hardware Systems Sector, CPO, as a subcontractor to AeroViroment, lost a competitive contract to manufacture composite wing sets for the Air Force Raven Unmanned Air Vehicle program. This was a six-month $1.5M contract.

Acquisition

On April 8, 2005, SPARTA completed the acquisition of McAfee Research, a division of McAfee, Inc. On April 11, 38 former employees of McAfee joined SPARTA, 37 of whom formed the new Security Research Division (SRD) of ISSO, the 38th joining the NSSS staff as Sector Chief Scientist. They bring several contracts with them having an annualized firm and assured contract backlog of $8.7M and $17M in multi-year contract backlog. SRD performs research and development in information assurance, and their primary government customers include the Defense Advanced Research Project Agency, U.S. Army Research Laboratory, the Advanced Research and Development Activity, the National Security Agency, and the National Science Foundation.

Sales for the Security Research Division are projected to be $7.0M for the remainder of 2005, with an average fee rate of 7.9%. The operating results of SRD will be included in our consolidated financial statements for periods subsequent to the acquisition date. Accordingly, these SRD sales, profit and staffing numbers are not included in the first-quarter values quoted in this memo, although the contract backlog values are included.

2005 Business Performance

In the first quarter, we maintained the pace established during the last quarter of 2004. Sales were $65.1M, direct labor was $18.2M, and gross profit was $7,690K. (The difference between gross profit and income from operations, as reported in our consolidated income statement, is due to unallowable operating costs, which totaled $473K in the first quarter of 2005.) These values represent changes of -1%, 9%, and -3%, respectively, from the fourth quarter of 2004. Relative to the first quarter of 2004, these values represent increases of 19%, 16%, and 30%, respectively. Gross profit continued to benefit from excellent management of our fixed-price contracts in both hardware and analysis programs. Twelve-month contract backlog was $246M, up 8% from the fourth quarter and 14% from the first quarter of 2004. Multi-year contract backlog was $691M, down 3% from the previous quarter but up 19% from the first quarter of 2004.

In the first quarter, we hired 68 people, an annual recruiting rate of 23% which is sufficient to meet our planned staffing for 2005. We had 46 terminations, with 23 leaving the company for jobs at other companies or in the government. On an annualized basis, this corresponds to an overall turnover rate of 15% and a rate of 8% for people leaving for other jobs. By comparison, in all of 2004, these turnover rates were 15% and 10%, respectively. At the end of the first quarter, we had a full-time equivalent staff of 1,202 people.

The business plan and internal budget for 2005 are based on revenues of $265M, a modest 5% increase over 2004. First-quarter performance was consistent with the plan. However, with the addition of the McAfee Research acquisition effective in early April, we will revise the plan and budget to correspond to $272M in sales. The solid performance in the first quarter and new business opportunities identified in the past three months suggest a real possibility of exceeding the revised plan provided the momentum established early on can be maintain throughout the year.

2005 Financial Performance

Net earnings for the first quarter were $4.3M, down 6% from the fourth quarter of 2004 but up 31% from the first quarter. Profitability in the quarter was 6.6% compared to 7.0% in the fourth quarter of 2004 and 6.0% in the first quarter of 2004. Stockholders’ equity stood at $53.8M, up 6% from the fourth quarter and up 19% from the first quarter of 2004.

In the first quarter, cash and investments decreased by $2.1M from the end of 2004, to $27.6M, as compared to $15.5M at the end of the first quarter of 2004. As a result of several retirements, $1.1M in new promissory notes were issued during the first quarter, so with the scheduled principal payments of $689K, the promissory note balance increased to $10.8M. At the end of the first quarter, cash and investments exceeded the sum of our income tax liabilities and promissory note obligations by $12.6M.

Days Sales Outstanding (DSO) equaled 63 days at the end of March, and the year-to-date average was 62 days, 3 days less than the year-to-date average for 2004.

All statements in this memorandum that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the

Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause our actual results, performance, achievements or industry results to differ materially from the results, performance or achievements expressed or implied by such forward-looking statements. These factors are described in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2005, and such other filings that the Company makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

[This document constitutes part of a prospectus relating to securities that have been registered under the Securities Act of 1933.]

SPARTA, INC.

OPERATING RESULTS
AS OF MARCH, 2005

Business Results	For the three months ended		For the twelve months ended
(in $K, unless otherwise noted)	March 05	March 04	March 05	March 04

Sales ($M)	$65.1	$54.8	$261.9	$210.9
Gross earnings	7,690	5,920	28,996	20,773
Net income	4,310	3,302	16,996	11,977
Stock tax benefit	468	605	3,886	2,330
Stock sales — Receivable	(64)	274	(238)	674
Deferred Stock (Rabbi Trust)	36	(120)	159	(3)
Stock sales — exercise	2,651	3,346	11,810	8,177
Stock sales — retirement plans	1,837	1,669	5,009	4,372
Stock sales — bonus	1,624	1,915	1,623	1,915
Total Stock Sales	6,113	6,930	18,442	14,464
Stock repurchases:
- Cash	6,707	5,274	24,469	13,580
- Promissory notes	1,129	0	6,006	0
Total Stock Repurchases	7,836	5,274	30,474	13,580

Business Projections and Backlog	At Apr. 03,		At Apr. 04,
(in $M, unless otherwise noted)	2005	At Jan. 2, 2005	2004

Contract backlog	245.9	227.3	214.8
Proposal backlog	123.4	72.7	57.1
Twelve month projected sales	277.5	252.2	230.9
Twelve month projected earnings ($K)	29,829	25,599	21,377

	At Apr. 03,		At Apr. 04,
Breakdown of Stockholders Equity ($M)	2005	At Jan. 2, 2005	2004

Stock sales	$63.16	$57.05	$44.72
Stock sales receivables	($0.75)	(0.68)	($0.51)
Deferred stock compensation	($0.33)	(0.37)	($0.49)
Stock repurchases	($65.50)	(64.40)	($41.76)
Stock tax benefit	$18.15	17.68	$14.26
Retained earnings	$39.02	41.44	$28.76

Stockholders’ Equity	$53.76	$50.73	$44.98

Subordinated stock notes	10.85	10.41	7.49

Net Worth	$64.60	$61.13	$52.47

	At Apr. 03,		At Apr. 03,
Stock Notes ($M)	2005	At Jan. 2, 2005	2005

Total note balance	$10.85	$10.41	$7.49
Long-term subordinated	$7.93	$7.41	$5.16

STOCK PRICE CALCULATION
(Business Data as of 04/03/2005)

		Equity		Growth		Earnings
		Term		Term		Term

PRICE	=	SE+SN+CX					NP+STB

		SI+SV	+	7 x FG	x	(2 YR AVG	SI+SV)

Stock Ownership		Equity Term ($K)
Shares Issued (SI)	5,129	Stockholders Equity (SE)		53,756
Option Vested (SV)	898	Subordinated Notes (SN)		7,929

	6,027	(Long Term Portion)
		Cost to Exercise SV (CX)		16,715

		SE + SN + CX	=	78,400

Equity Term/Share

SE+SN+CX		78,400

SI+SV	=	6,027	=	$13.013

Growth Term (FG)

			Less Extraordinary
Gross Earnings ($K)		Less SIT	Gain/Misc. Income
Past 12 Months	28,996	28,071	28,010
Past 24 Months	49,769	48,079	47,965
12 Month Projection	27,345	(Contract Backlog + Weighted Proposal Backlog)

FG =	[{Past 12 Months + 12 Months Projection} / Past 24 Months][2]

FG =	[( 28,010 + 27345 ) / 47,965 ][2] = 1.332

Earnings Term ($K)					Previous 7 Quarters
Net Earnings for Quarter (NP) =				4,679	0.521
(Unallowable stock compensation added back)					0.589
Stock Tax Benefit (STB) =				468	0.696
					0.690
Quarter	NP+STB	=	(4679.1 + 468.398)/6,027		0.698
	SI+SV	=		0.854	0.898
					1.029

2 YR AVG	NP+STB	=	(0.854 + 5.121 )/2		5.121
	SI+SV	=		2.988

Stock Price Computation

     Note: Growth Term may not exceed 1.500

Price/Share	=	$13.013 + 7 x 1.332 x 2.988 = $40.87